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                                                                    EXHIBIT 99.1

PSB GROUP, INC. ANNOUNCES
SECOND-QUARTER EARNINGS


Madison Heights, MI. July 8, 2005 - PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland and Macomb Counties, announced net income for the second quarter of 2005 was $1,282,000, or $.44 per average outstanding share, compared to $959,000, or $.32 per average outstanding share in the second quarter of 2004.

Earnings to date for the year 2005 totaled $2,169,000 or $.75 per average outstanding share, compared to $1,817,000 or $.60 per average outstanding share in 2004.

Total assets as of June 30, 2005 were $485,819,000 compared to $429,572,000 on June 30, 2004. The lending portfolio totaled $347,152,000 as of June 30, 2005 compared to $346,014,000 at June 30, 2004. Deposits totaled $423,613,000 on June 30, 2005 compared to $366,491,000 at the same time 2004, representing a 16% increase in total deposits.

Peoples State Bank, a community bank founded in 1909, is the primary subsidiary of PSB Group, Inc. The bank currently serves southeastern Michigan with 11 offices in Farmington Hills, Grosse Pointe Woods, Hamtramck, Madison Heights, St. Clair Shores, Southfield, Sterling Heights and Warren.

Contact:    David A. Wilson
            Senior Vice President & CFO
            (248) 548-2900